PRODUCE PAY INC.

FACTORING AGREEMENT

This Factoring Agreement (the "*Contract*") is made and entered into by and between Produce Pay Inc., a Delaware corporation (hereinafter "*Company*" or "*Buyer*"), and the seller identified below (hereinafter "*Seller*"), (Company and Seller hereinafter collectively the "*Parties*").

KEY TERMS & INFORMATION

Seller Name:	Commercial Solar Energy, Inc and Sunworks United, Inc. (collectively, "Seller")
Seller's Information:	Address: 1555 Freedom Blvd 200W, Provo, UT 84604 Phone: 3854976955 Attention: Jason Bonfigt Email: jbonfigt@sunworkusa.com
Application Fee*:	Amount: $ 500 *If not paid up front by Seller, Company shall deduct the amount of the application fee from any Rebate Amount due to be paid to Seller. The Application fee is refundable to Seller upon achievement of its Minimum Volume Commitment.
Minimum Volume Commitment:	Stated Annually: $10,000,000
Start Date/Effective Date	May 4, 2023
Purchase Price	80% of Properly Verified Receivable(s)
Payment Terms:	Within 24 Hours After Proper Receivable Verification, or next business day, whichever comes later.
AR Aging	Under 30 Days
Maximum Rebate Amount	18.4% of verified receivable amount if the Account Debtor pays Produce Pay within 30 days.
Cost of Funds Adjustment	0.053 % per day of Net Invoice Amount from the date an AR becomes delinquent.

RECITALS

WHEREAS, Seller sells and installs solar systems for commercial, agricultural and public works projects (each a "Project") in the United States in response to contracts entered into between Seller and various counterparties (each an "**Account Debtor**"). Once the Seller completes a milestone deliverable on a Project for an Account Debtor, the Seller sends an invoice to the Account Debtor (the "Invoice") for the corresponding milestone payment in accordance with the terms of the corresponding contract. Each Invoice constitutes an accounts receivable ("AR") which is transferable under the terms of this Contract.

WHEREAS, Seller desires and intends to sell, assign, convey, and transfer to Company all or the entirety of its rights, title, and interests in and to certain of its accounts receivables.

WHEREAS, Company is engaged in the business of purchasing accounts receivables and other contract-based rights to receive payments at a discount for the benefit of its private investors.

WHEREAS, Company has developed and maintains an innovative, on-line software platform (the "*Platform*") that allows Produce Pay to work directly with sellers, buyers and other dealers of goods and services, providing record keeping, marketing, accounting, and other services appurtenant to its commercial dealings. The Platform and the contracts that Company establishes with its customers and trading partners are carefully designed to facilitate and incentivize trading in a manner that is more efficient, stable and profitable for its participants. Company has also made the Platform available to provide and facilitate alternative financing options (i.e., non-lending based) for distributors and producers of goods and services, including the factoring of invoices as described herein.

WHEREAS, the Seller and Company wish to enter into an agreement that memorializes the Seller's use of the Platform and Company's provision of the Platform and any associated services.

THEREFORE, Seller hereby agrees to sell certain of its accounts and receivables, and Company agrees to purchase the same, subject to the terms and conditions set forth in this Contract[1]. The term of this Contract shall commence on the Effective Date and continue for twelve (12) consecutive months (the "*Contract Period*").

TERMS AND CONDITIONS

1. Material Terms. The information contained in the "Key Terms & Information" and the "Recitals" sections above are hereby incorporated into this Agreement as though fully set forth in this section one and shall constitute material terms of this Agreement.

2. The Platform. The Platform shall be utilized by the Parties in the following manner (which manner of operation may be changed by Company from time to time in its sole discretion):

(a) The Seller shall log in to the Platform to notify Company that it has an AR it wishes to sell to Company through the Platform (i.e., offer Eligible Accounts or Receivables to Company for sale).

(b) The Seller shall upload to the Platform certain documents related to each AR offered to Company for Purchase in order to allow Company to verify the creditworthiness of the proposed Account Debtor, quantities, proof of title, confirm receipt and condition of the Products and the accuracy of the related Invoices from the Account Debtors, and to otherwise determine whether the Seller's AR satisfies Company's specifications as stated in Section 3 and otherwise further defined[1] below (i.e., registration of an AR, Account Debtor's execution of the Notice of Assignment in Exhibit A, etc.) (hereinafter collectively "*Registration*").

(c) By registering and otherwise uploading Information and documents related to an AR, the Seller certifies that it has clear title to such AR and is thereby legally capable of transferring clear title to Company. THE SELLER CANNOT REGISTER ON THE PLATFORM INVOICES FOR WHICH IT HAS NOT RIGHTFULLY OBTAINED OR NO LONGER POSSESSES CLEAR TITLE.

(d) At its sole discretion, Company can then, upon such notification by the Seller of Registration of an AR through the Platform, remit the AR Purchase Price, net of the Application Fee on the first such payment due hereunder, to the Seller and take all of Seller's rights, interests, and title to and ownership of the AR.

(e) Upon Company's Purchase of an AR through the Platform, the Account Debtor will thereby be required to pay the Company for such AR.

(f) With respect to each AR, Seller shall notify the Account Debtor(s) that the Company is the payee on all Invoices comprising the AR. Said notice of change in payee to the Account Debtor shall be in the form and manner satisfactory to the Company in its sole discretion.

(g) Upon Company's election to purchase an AR and its payment of the AR Purchase Price to Seller, the Company shall thereafter make any Performance Incentive Payment to Seller through the Platform, if any is called for in this Contract or amendment to the Contract.

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[1] The term "Contract" as distinguished from the term "Agreement," means the total legal obligation that results from the parties' agreement. To be clear, this Contract contains many agreements between the Parties.

(h) The Seller acknowledges and agrees that Company is a bona fide purchaser acting in good faith with respect to all of its interactions with the Seller, including, without limitation, all transactions contemplated by this Contract; the Seller further acknowledges and agrees that all amounts due and owing to Company in connection with this Contract, including, without limitation, and any other agreed upon fees, expenses, and amounts due to Company in connection with any purchased AR are duly earned at the time Company remits the Initial AR Purchase Price to Seller and the same was obtained for fair and reasonable value from the Seller;

3. Account or Receivable Specifications: As of the Effective Date of this Contract and during the Contract Period, a Receivable or an Account, in order to be an eligible Account or an eligible Receivable, must meet the following specifications at the time it comes into existence:

(a) The Account or Receivable arose from Seller's performance of services or an outright sale of goods in the ordinary course of Seller's business;

(b) Seller's Claim to its Account Debtor must be accurate and comply with all legal requirements in order to be reimbursed by the Account Debtor;

(c) The Account or Receivable is a claim for reimbursement tied to the provision of the Product and Seller's Account Debtor is legally-obligated and/or contractually obligated to reimburse Seller for the AR;

(d) Seller issued its Invoice(s) to its Account Debtor concurrent with or subsequent to its tender/delivery of the Product(s) identified on said Invoice(s);

(e) Seller's Invoice(s) to its Account Debtor contains payment terms requiring prompt payment of the Invoice;

(f) Prior to selling an Invoice to Company, Seller shall provide Company with a Genuine copy of any pre-transaction agreement with its Account Debtor which may modify the payment terms or timing of the payment of an Invoice;

(g) The payment terms on the face of Seller's invoice to its Account Debtor must be consistent with the payment terms set forth in the parties' pre-transaction written agreement to modify said payment terms;

(h) Seller issued the applicable invoice to its Account Debtor within thirty (30) days of the date for which Seller was permitted to submit such invoice to the Account Debtor pursuant to the terms of the corresponding contract;

(i) The Account or Receivable is not subject to setoff, credit, allowance, or adjustment by the Account Debtor except as disclosed to Company and identified in Seller's pre-transaction written contract or agreement with said Account Debtor;

(j) The Account or Receivable is not subject to any dispute or claim by the Account Debtor or any third party that may adversely affect its stated value or the timeliness of the Account Debtor's obligation to promptly pay the full amount of the Account or Receivable within its stated or otherwise applicable payment terms;

(k) The Account or Receivable is not subject to any prior assignment, claim, lien, or security interests that would prevent Seller from selling, assigning, conveying, or otherwise transferring all or the entirety of its interests in the Account or Receivable to Company;

(l) Seller's sale and transfer of the Account or Receivable to Company will not adversely or otherwise affect the rights of any other party;

(m) The Account or Receivable did not arise from the performance of services or the sale of goods, to a Creditor, supplier, employee, or a parent, subsidiary, or affiliate of Seller and no part of said Account or Receivable may be or is capable of being paid via credit or offset against any amount Seller may owe the Account Debtor for

any reason;

(n) The Account or Receivable has been sold, assigned, transferred and conveyed to Company pursuant to a Bill of Sale in form and substance satisfactory to Company and the fully executed version is in the possession, custody, and control of Company;

(o) The Account or Receivable does not arise under of any contract or agreement with the United States or any department, agency or instrumentality of the United States unless Seller has executed any instruments and taken all steps required by Company to ensure that all monies due and that may become due under such contracts or agreements shall be assigned to Company and notice thereof is given to the government under the Federal Assignment of Claims Act;

(p) The Account or Receivable is not subject to any prohibition (under applicable law, by contract, or otherwise) against its assignment and sale and nothing requires notice of or consent to any assignment to Company unless all such required notices have been given, all such required consents have been obtained, and all other procedures have been complied with, such that the Account or Receivable shall have been duly and validly sold and assigned to Company;

(q) No notice, actual or constructive, of bankruptcy, insolvency, financial distress, dishonored checks, or other adverse change of the Account Debtor's financial condition that may adversely affect its ability to timely and fully satisfy its payment obligations as evidenced by the Account or Receivable has been received by or is otherwise known to Seller or its Representatives; and

(r) Company has not notified Seller that Company has determined, in its sole discretion, that the Account, Receivable, or Account Debtor is unsatisfactory to Company for any reason (e.g., Account Debtor failed to satisfy Company's due diligence standards, etc.).

4. <u>Sale of Accounts or Receivables</u>: During the Contract Period, Seller shall, at its discretion, subject to the terms and conditions of this Agreement, present and otherwise offer to sell, transfer, and assign to Company certain of its Eligible Accounts and Receivables by and through Company's Platform.

5. <u>Payment Terms</u>. Company shall pay Seller for all such submitted Accounts or Receivables as soon as practicable upon Seller's completion of all the following tasks via the Platform, pursuant to the timeline set forth in the Key Terms & Information chart above:

(a) Seller shall provide Company with copies of the Documents of Title evidencing the Account Debtor's purchase and receipt of the goods or services referenced in the corresponding invoice, along with copies of any and all subsequent revisions, modifications or other alterations to any and all such documents;

(b) Seller shall provide Company with copies of the Invoice evidencing Seller's sale and delivery of the goods and services referenced in such invoice, and the Account Debtor's acceptance and receipt, of such documents and all subsequent revisions, modifications or other alterations to all such documents;

(c) Seller's Account Debtor shall have provided notice or confirmation of its receipt and approval of Seller's invoice without claim or objection;

(d) Seller to notify its Account Debtor, in a form and manner satisfactory to Company, of Company's Purchase and Seller's sale and Assignment of its right to receive all payment(s) upon an Account or Receivable to Company and directing the Account Debtor to remit all payments on or upon said Account or Receivable directly to Company;

(e) Account Debtor to return an executed copy of the Notice of Assignment letter to Company in substantially the same form as attached hereto as **<u>Exhibit A</u>**;

(f) Any and all documents reasonably requested by Company in writing;

(g) Seller executes and delivers to Company, via the Platform, an Assignment of its entire interests in and Rights to the Receivable, and

(h) Seller executes and delivers to Company, via the Platform, a Schedule of Claims, Invoices, Accounts or Receivables (i.e., Bill of Sale) identifying the Purchased Accounts or Receivables.

Company shall make any and all payments due to Seller hereunder via wire transfer or ACH payment with Seller bearing the actual cost of any such transaction, if any. As such Seller hereby expressly agrees and authorizes Company to deduct the actual costs of any wire transfer or ACH payment from any amount being paid to Seller.

6. Factoring Volume. During the first year of the Contract, Seller shall offer to sell Receivables in an amount and value that equals or exceeds the Minimum Volume Commitment set forth in the Key Terms & Information chart above. Company reserves the absolute right, in its sole discretion, to refuse or decline to Purchase any AR Seller presents or otherwise offers to Company for sale.

Company and Seller hereby acknowledge and agree that Seller shall bundle or otherwise submit its AR to Company via the Platform singly or in batches.

7. AR Purchase Price: Upon Company's evaluation, acceptance, and election to Purchase AR from Seller, Company shall promptly pay Seller for said AR in the amount and pursuant to the timeline identified in the Key Terms & Information chart above.

8. Assignment and Transfer of Purchased Accounts or Receivables: Seller covenants and agrees to transfer and assign all or the entirety of its Rights, title and interests in and to any Claims, Invoices, Accounts or Receivables sold to Company and expressly agrees and understands that any such transfer and assignment relates to Seller's Right to receive payment on such Claim, Account or Receivable and does not constitute a delegation of any other contractual Right, performance obligation or responsibility, warranty obligation, or other duty, express or implied, Seller may owe its Account Debtor.

Seller further covenants and agrees that the transfer and assignment of the Purchased Claims, Invoices, Accounts or Receivables and all appurtenant Rights to receive or collect payment related thereto (e.g., payment enforcement rights, Account Debtor default remedies, etc.) to Company is a material part of this Contract and said transfer and assignment of such Rights are required for Company to be able to obtain the benefit of the bargain contemplated in this Contract.

Seller covenants and agrees that any and all of the Purchased Claims, Invoice, Accounts or Receivables sold, transferred, and assigned to Company hereunder and identified in the Schedule of Claims, Invoices, Accounts or Receivables shall cease being property of Seller upon Seller's receipt of the Purchase Price and, thereafter, shall not be subject to reclamation, recovery, repudiation, disaffirmation, redemption, or re-characterization by Seller, Seller's creditors, a bankruptcy trustee, a receiver, debtor, debtor-in-possession, or similar Person.

9. Collection of Accounts: Seller covenants and agrees to cooperate with and assist Company in the collection of any and all Claims, Invoices, Accounts or Receivables sold, transferred, and assigned to Company.

Seller and Company understand and agree that Company bears all Credit Risk associated with any Purchased Claim, Account or Receivable and that Company is and shall be primarily responsible for collecting the proceeds of all Purchased Claims, Invoices, Accounts or Receivables from Seller.

Seller agrees to cooperate in good faith with Company in the collection of Purchased Claims, Invoices, Accounts or Receivables as a party with an interest in the business relationship with the Account Debtor. In the event that an Account or Receivable is or may possibly be uncollectible on the grounds that the Seller did not have the legal authority to assign the account to Company, then Seller must repurchase the Account or Receivable and reimburse Company for any losses or costs associated incurred by Company in connection with the Account or Receivable.

10. Collateral: Seller hereby understands and acknowledges that the Purchased Claims, Invoices, Accounts or Receivables shall serve as Company's collateral, security, and Right to collect payment from the

Account Debtor identified on each Purchased Claim, Account or Receivable. However, Company shall have the right to record a financing statement in the United States and/or any country where Seller is located for the purpose of providing public notice to third parties that the Purchased Claims, Invoices, Accounts or Receivables have been acquired by Company, or to establish Company's priority interest in the Purchased Claims, Invoices, Accounts or Receivables should an ownership or priority issue arise with a third party, or to recover funds advanced to Seller without the provision by Seller of the Claim, Invoice, Account or Receivable or adequate documentation supporting the Claim, Invoice, Account or Receivable.

11. Good Faith: Seller and Company agree to perform their respective obligations under the Contract in good faith and will deal with each other fairly.

12. Independent Contractor: With respect to the sale of the Claims, Invoices, Accounts or Receivables identified herein, Seller is not an agent or servant of Company and it shall be deemed and held as an independent contractor and Company shall have no control over him in the performance of this Contract.

13. Warranties. Seller, to induce Company to Purchase certain AR and with full knowledge that the truth and accuracy of the foregoing are being relied upon by Company in determining whether to purchase certain of Seller's AR, hereby warrants, covenants, agrees, and unconditionally guarantees that:

- Seller is the absolute owner of each AR it presents or offers to Company for sale and it possesses the full and complete legal right, title, and authority to sell, transfer, deliver and assign the same to Company;
- The Claims, Accounts and Receivables described herein are free from any and all undisclosed liens and encumbrances that may cause or give rise to a third-party claim to payment for or from the same (e.g., bank lien, factor lien, etc.);
- Seller is not dealing with or utilizing the services of any other factor or lender that would give rise to a lien or other encumbrance involving any of its Claims, Invoices, Accounts and Receivables;
- The price of each Eligible Claim, Invoice, Account or Receivable is as set forth in the Schedule of Claims, Invoices, Accounts or Receivables and the same is not in dispute or subject to further adjustment or change;
- Seller has no knowledge that the price, quantity, or quality of the goods or services that are the subject of each AR is or will be disputed;
- Each AR identified in any Schedule of Claims, Invoices, Accounts or Receivables qualifies as or otherwise fully satisfies all conditions of specifications of an Eligible Claim, Account or Receivable at the time Company purchases the AR from Seller;
- Seller has and will comply with all laws and regulations (state or federal) having application to the goods sold or services provided to Seller's Account Debtors identified on any Claim, Invoice, Account or Receivable sold to Company pursuant to the terms of this Contract;
- The Account Debtor's obligation to pay on any AR sold to Company is not contingent upon the fulfillment of any obligation or contract, past or future, and any and all obligations required of Seller by its Account Debtor to receive full payment upon each such Claim, Account or Receivable have been fully and satisfactorily performed;
- Each Receivable identified on any Schedule of Claims, Invoices, Accounts or Receivables is: (i) based on the actual sale and delivery of goods and/or services actually rendered; (ii) not a sale to a creditor, parent, subsidiary, or an affiliate of Seller; (iii) presently due and owing to Seller; (iv) not past due or in default; (v) or has not been previously sold, assigned, transferred, or pledged to a third party; (vi) not a consignment sale or bill and hold transaction; (vii) free and clear of any liens, security interests, and encumbrances other than liens, security interests, or encumbrances in favor of Company;
- There are no defenses, offsets, claims, counterclaims, or third-party claims against any of the Purchased Claims, Invoices, Accounts or Receivables and Seller has made no agreement with the Account Debtor under which the Account Debtor may claim any allowance, deduction, adjustment, or discount, except as otherwise stated and disclosed to Company in the Schedule of Claims, Invoices, Accounts and Receivables;
- At the time Seller sells, and Company Purchases, an Eligible Receivable, Seller has no knowledge that the Account Debtor or Obligor on any such Eligible Receivable is in breach of

any contractual obligation due to its failure to timely pay any Claims, Invoices, Accounts, Receivables, or other payment obligations to Seller;

- Seller does not owe the Federal Government or any state government any unpaid back taxes or any unpaid back taxes that cannot be paid in full with the initial sale and assignment of certain of its Eligible Claims, Eligible Invoices, Eligible Accounts or Eligible Receivables;
- Seller is not subject to a tax lien by any Federal or state government, agency, division, or instrumentality;
- Seller shall take no action or permit any action to be taken to contradict or refute any notification to Seller's Account Debtors of Company's ownership of the Purchased Claims, Invoices, Accounts or Receivables; and
- Seller's sale of certain of its Claims, Invoices, Accounts and Receivables to Company will improve Seller's overall cash or financial position and enable it to accommodate increased sales or reduce expenses.

14. Contract Renewal or Termination: The Contract Period shall be automatically extended for consecutive one (1) year periods on each twelve (12) month anniversary of the Effective Date, unless either party shall have provided written notice of termination to the other party not less than thirty (30) days prior to the expiration of the current Contract Period; however, nothing in this provision shall authorize the unilateral early termination of this Contract. To this end, Seller hereby understands and agrees that its unilateral early termination of this Contract during the first year of the Contract term will trigger Seller's obligation to pay Company an early termination fee calculated pursuant to Section 15 herein. Any such fee shall be due by Seller and payable to Company within fourteen (14) calendar days of Seller's delivery or tender of its notice of termination to Company without further notice or demand from Company. Absent a timely written notice of termination, this Contract shall automatically renew for consecutive one (1) year periods.

15. Profit Maintenance/Early Termination Fee: (which shall in no event be less than zero, and which shall only apply during the first year after the execution of this Contract), shall be calculated by:

(1) Calculating the remaining Minimum Volume Commitment by subtracting the actual sales volume (i.e., gross amount of invoices Account Debtor purchased from Seller) from the Minimum Volume Commitment identified in the chart on page one of this Agreement;

(2) Multiply the remaining volume by (2.5%) to determine Company's damage resulting from Seller's early termination, and divide that number by 12 to establish the "Monthly Profit Margin"; and multiply the Monthly Profit Margin by the number of full, calendar months of the original Contract Period following the early termination date; in the event that the early termination date is not at the end of a calendar month, then the Monthly Profit Margin for the month of the early termination date shall be prorated based upon the number of days remaining in such month, and such prorated amount shall be added to the product described above to arrive at the Profit Maintenance.

16. Survival. Seller acknowledges and agrees that following the termination of this Contract (whether by Seller's Termination Election or the expiration of the Contract Period), Seller's obligations in Paragraphs 3 (Account or Receivable Specifications), 7 (Purchase Price), 8 (Assignment and Transfer of Accounts and Receivables), 13 (Warranties), and 15 (Profit Maintenance) above, shall continue and survive in order to satisfy Company's Rights hereunder.

17. Rebate Program. The Seller hereby acknowledges receipt of Buyer's Rebate Program Agreement and agrees to participate in said program pursuant to the terms stated therein. The Parties acknowledge and agree that Buyer's Rebate Program is a material part of this Agreement, and shall survive the termination of this Agreement. A true and correct copy of the Rebate Program Agreement is attached hereto as **Exhibit B** and incorporated herein by this reference.

18. Notices. All notices to be given under this agreement shall be considered delivered when served on the other party via facsimile transmission, e-mail or Certified United States mail, postage prepaid, addressed as

follows:

Company: PRODUCE PAY INC.
c/o Ben Kahrl, Senior Vice President
555 West 5th Street, 35th Floor
Los Angeles, CA 90013
ben.kahrl@producepay.com

19. Miscellaneous.

(a) Amendments. No amendments, modifications, or additions to this Agreement shall be binding unless in writing and signed by both parties.

(b) Applicable Law. This Contract shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Delaware not including the body of law known as conflict laws. In any dispute relating to this Agreement, the parties hereto admit venue and submit themselves to the nonexclusive jurisdiction of the state or federal courts located in the City of Los Angeles, California. The Parties each agree to waive any and all objections to that Court's exercise of both subject matter and personal jurisdiction over each of them to fully determine any such controversies or claims. Both Parties further agree the prevailing party shall be entitled to reasonable attorneys' fees and all costs of collection or enforcement. To any extent that the United Nations Convention on the International Sale of Goods applies to the transactions contemplated under this Agreement, the parties hereby agree that the provisions of the United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

(c) Covid-19 as Force Majeure Statement. The Parties understand and agree that the Covid-19 pandemic, along with various civil orders requiring masks, limiting the size of public or private gatherings, imposing curfews, restricting dine-in eating establishments, etc., has been known to the Parties since the first quarter of 2020 and the impacts of the same, including, but not limited to, market decline, have been fully evaluated by the Parties in connection with their election to execute and otherwise enter into this Agreement.

(d) Force Majeure: Neither party shall be responsible for the non-performance of any part of this Agreement caused by act of God, lawful government order, fire, strikes, riots, earthquake, hurricane, war, explosion, rebellion, insurrection, labor disputes, accidents to machinery, or other emergency reasonably beyond the control of the affected party.

(e) Indemnity. Seller hereby agrees to fully indemnify, fully provide for the cost of any defense of Company's choosing, and to hold Company completely harmless from any and all liability arising out of Seller's performance or non-performance of any service or sale of any goods to an Account Debtor or for Seller's failure, for any reason, to comply with Seller's warranties as set forth in this Contract or any related Bill of Sale or any express or implied warranty associated with any of Seller's obligations herein or Seller's obligations to its Account Debtors, or for any suit or countersuit challenging the validity of this Contract or the validity of any statutory or contractual rights intended to be transferred to Company pursuant to the Contract, including any suit or countersuit challenging Company's title to any AR that Company acquires from Seller.

(f) Assignment: Company may assign its rights hereunder, or any portion thereof, by delivering to the Seller a copy of the instrument of assignment. The assignment shall become effective upon Seller's receipt of the above listed items. Absent a written agreement with Company, Seller has no right to assign its rights hereunder.

(g) This Agreement shall be executed in English. In the event this Agreement is translated to Spanish text or other language, the English text shall be controlling. In the event of a conflict between the provisions of the Spanish text or other translated language and the English text, the provisions of the English text shall be controlling.

(h) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, assigns, heirs and general representatives.

(i) Severability. In the event any provision or portion of this Contract is held to be invalid, void or unenforceable, the remainder of the Contract shall, nonetheless, remain in full force and effect and in no way shall be affected, impaired or invalidated.

(j) Entire Agreement. This instrument, together with any internally referenced or attached exhibits, Addendum(s), or Bills of Sale constitutes the entire agreement between the parties and supersedes all prior understandings, previous negotiations, terms sheets, and any memoranda or understanding with respect to the subject matter hereof.

(k) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied by any Person or court of competent jurisdiction and none of the terms contained herein shall be construed against any single party hereto as the drafter of the instant Contract.

20. Limitation of Liability. COMPANY'S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR THE TERMINATION THEREOF, SHALL BE LIMITED TO THE COMPENSATION ACTUALLY RECEIVED BY COMPANY IN THE 12 MONTHS PRIOR TO THE EVENT THAT GAVE RISE TO SUCH LIABILITY. COMPANY SHALL NOT BE LIABLE TO THE SELLER OR ANY OTHER PARTY FOR ANY DAMAGES CAUSED BY FAILURE TO DELIVER, OR ANY DELAY IN DELIVERING, ANY GOODS OR SERVICES UNDER A CONTRACT WITH AN ACCOUNT DEBTOR. IN NO EVENT SHALL COMPANY BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN OR IN THE WARRANTY IN ANY CONTRACT WITH AN ACCOUNT DEBTOR.

21. Intellectual Property.

(a) The Seller agrees that Company owns all right, title, and interests in the Platform and Company's rights to letters patents, Trademarks, other trademarks, registrations and approvals, inventions, copyrights, know-how, trade secrets and other intangible property concerning Produce (collectively, **"Intellectual Property"**) and the Seller shall acquire no rights in any Intellectual Property. The use by the Seller of any of Intellectual Property is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

(b) The Seller hereby irrevocably assigns to Company any right of title or interests that the Seller may have or acquire in any modifications, designs or improvements of Company's Intellectual Property by its employees or agents.

(c) The Seller shall not dispute or contest or assist others to dispute or contest the validity of any of Company's Intellectual Property. In addition, if the Seller so disputes or contests or assists others to dispute or contest the validity of any of Company's Intellectual Property, Company shall have the right to terminate this Agreement immediately upon written notice to the Seller.

(d) The Seller shall promptly and fully notify Company of any actual, threatened or suspected infringement of any Intellectual Property of Company which comes to the Seller's attention.

22. PROPRIETARY INFORMATION; Non-competition, Non-solicitation and Non-disparagement

(a) Confidentiality. Each Party shall strictly maintain and shall cause its officers, directors, employees, and agents to so maintain, the confidentiality of the terms of this Agreement and any trade secrets, know-how, producer or distributor lists, financial information or other proprietary information of the other Party or its affiliates which is not a matter of public knowledge, which, for the avoidance of doubt, shall include (with respect to Company) information regarding the operation of the Platform and any documentation thereof (collectively, the **"Proprietary Information"**) during the Term of this Agreement and for two (2) years thereafter (such period, the **"Restricted Period"**). For purposes hereof, Proprietary Information shall not include information disclosed by a Party or its Affiliates to the other Party which the other Party can establish (a) was known by the other Party or any of its

divisions, subsidiaries or affiliates prior to the date thereof; (b) was received by the other Party from a third party having the lawful right to disclose such information; or (c) is in the public domain through no fault of the other Party or its officers, directors, employees, affiliates or agents. The other Party shall not make or retain any copies of any Proprietary Information that may have been entrusted to it and shall use Proprietary Information solely for purposes of exercising its rights and carrying out its obligations under this Agreement. Upon termination of this Agreement for any reason, each Party shall immediately cease using any Proprietary Information of the other Party.

(b) Non-competition, Non-solicitation and Non-disparagement. The Seller shall not:

(i) during the Restricted Period, directly or indirectly, own, operate, manage, control, participate in, be employed by, consult with, advise or engage in services for any person or entity engaged in Company's business of providing an online software platform to facilitate alternative financing options for producers and distributors of Produce;

(ii) during the Restricted Period, directly or indirectly induce or attempt to induce any customer, client, vendor, supplier or other business relation of or to the Company or any of its Affiliates, to cease doing business with the Company or any of its Affiliates, to reduce or otherwise adversely change its business with the Company or any of its Affiliates, or in any other way deliberately interfere with the relationship between the Company or any of its Affiliates, on the one hand, and any such customer, client, vendor, supplier or other business relation, on the other hand; or

(iii) after the Effective Date, directly or indirectly, make any written or oral statement concerning the Company that is harmful to the Company, its business or the business reputation of the Company.

23. The parties further acknowledge and agree that, should a party so elect, the electronic signature of a party (whether digital or encrypted) to this Agreement shall be as valid as an original wet ink or manual signature of such party and shall be effective to both authenticate and legally bind such party to this Agreement. The parties further agree that any electronically signed document (including this Agreement) shall be deemed (i) to be "written" or "in writing," (ii) to have been actually signed by the party or parties electing to utilize electronic signatures, and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

24. By executing this Agreement, each party expressly represents: (a) it has carefully read this Contract and all documents to which it makes reference; (b) it understands all of its terms of each such document and had the opportunity to consult with counsel of its own choosing, and; (c) it has executed this Contract, with fully authority and the intent to be bound hereto, as an act of its own free will.

Executed this 4th day of May, 2023:

PRODUCE PAY INC.

By: Roberto Albanes (sign)

Name: Roberto Albanes

Title: Chief Risk Officer

SUNWORKS UNITED, INC.

By: Jason Bonfigt (sign)

Name: Jason Bonfigt

Title: Chief Financial Officer

COMMERCIAL SOLAR ENERGY, INC.

By: Jason Bonfigt (sign)

Name: Jason Bonfigt

Title: Officer

*Definitions. When used herein, the following terms shall have the following meanings:

(a) Account: Means a Right to receive payment of a monetary obligation from an Account Debtor and expressly includes Seller's Contract Right to Receive Payment as defined herein.

(b) Account Debtor: Means a Person obligated on any Purchased Account or Receivable to make full and prompt payment to Seller.

(c) Adjustments: Means all discounts, allowances, returns, disputes, counterclaims, defenses, collateral expenses, offsets, rights or recoupment, rights of return, warranty claims, or short payments asserted by or on behalf of any Account Debtor with respect to any Purchased Account or Receivable.

(d) AR: Means Eligible Accounts or Receivables Seller offers to Company for sale and relates to one or more transactions between Seller and an Account Debtor.

(e) AR Purchase Price: Means the price identified in the key terms and condition table above.

(f) Assignment: Means a voluntary transfer of an Account or Receivable and all or the entirety of Seller's Rights to receive payment under any Purchased Account or Receivable, but does not include any type of delegation of Seller's performance obligations or responsibilities, warranty obligations, or duties, express or implied, to an Account Debtor or third party.

(g) Contract Right to Receive Payment: Means Seller's Right to receive payment from an Account Debtor on an invoice in exchange for Seller's performance of certain contractual obligations related thereto.

(h) Creditor: Means and includes a general creditor, a secured creditor, a lien creditor, and any representative of creditors, including an assignee for the benefit of creditors, a trustee in bankruptcy, a receiver in equity, and an executor or administrator of an insolvent debtor's or assignor's estate.

(i) Credit Risk: Means the risk of non-payment or slow payment of a Purchased Account or Receivable by an Account Debtor or other Obligor.

(j) Document of Title: An acknowledgement from the Account Debtor that the amount invoiced by Seller on a milestone payment is approved.

(k) Effective Date: Means the date identified in the key terms and condition table above.

(l) Eligible Account or Receivable: Means an Account or Receivable due and owing to Seller which Seller wishes to sell to Company, which meets the specifications established by Company, in its sole discretion.

(m) Genuine: Means free of forgery or counterfeiting and free of unapproved or undisclosed alteration or modification.

(n) Good Faith: Means honesty in fact in the conduct or transaction concerned and the observance of the applicable industry's standards of fair dealing.

(o) Information: Means all written information heretofore or hereafter furnished or made available to Company and its Representatives by Seller or any of its representatives in the course of activities related to this Contract or factoring services to Seller or other transaction with Seller, and all analyses, computer files (whether or not reduced to written form), compilations, memoranda, notes, reports, date, studies, or other documents and all copies and extracts thereof prepared by Company or its representatives containing or based in whole or in part on any such information or reflecting Company's review or evaluation of Seller's business or any of its subsidiaries, divisions, or other businesses or assets.

(p) Obligor: Means a Person that owes payment or other performance of a monetary obligation or is otherwise accountable in whole or in part for payment or other performance of a monetary obligation.

(q) Obligation: Means any and all amounts due, owing, and payable to either Seller or Company under the

terms of this Contract.

(r) Person: Means an individual, corporation, business trust, estate, trust, partnership, limited liability company, association, joint venture, public corporation, government, governmental subdivision, agency, or instrumentality or any other legal or commercial entity.

(s) Proceeds: Means (i) all good funds received by Company from or on behalf of an Account Debtor with respect to a Purchased Account or Receivable; (ii) whatever is acquired upon the sale, license, exchange, or other disposition of an asset; (iii) whatever is collected on, or distributed on account of, an asset; (iv) rights arising out of an asset; (v) claims arising out of the loss, nonconformity, or interference with the use of, defects or infringements of rights in, or damage to, the asset.

(t) Purchase: Means taking title by sale, discount, negotiation, gift, or any other voluntary transaction creating an interest in property.

(u) Purchase Price: Means the amount Company pays to Seller for its Purchase of an Eligible Account or Receivable.

(v) Purchaser: Means a person that takes title by Purchase.

(w) Purchased Account or Receivable: Means an Eligible Account or Receivable Company that Company proposed to sell to Company, and that Company elected to Purchase from Seller.

(x) Right: Includes any and all related and available remedies at law or in equity.

(y) Receipt: Means to take physical possession, custody, and control over that which is being or has been received.

(z) Receivable: Means an invoice for a milestone payment that is acknowledged by an Account Debtor as being due and payable that memorializes a right to receive an amount due and owing to Seller from an Account Debtor.

(aa) Representatives: Includes the directors, officers, employees, agents, or other representatives, including, without limitation, attorneys, accountants, and consultants, of Company.

(bb) Schedule of Accounts or Receivables: Means a Bill of Sale signed by a Representative of Seller which accurately and fully describes the invoiced amounts which Company, in its sole discretion, elects to Purchase and identifies for each such invoice: (i) the name and address of the Account Debtor; (ii) the correct amount owed to Seller; (iii) the invoice number or project number/description; (iv) disclosure of all applicable allowances, discounts, or other deductions affecting the amount the Account Debtor owes to Seller, and; (v) the amount Company paid to Seller.

(cc) Transfer: A negotiable instrument or check is transferred when it is delivered by a Person other than its issuer for the purpose of giving the Person receiving delivery the Right to enforce the instrument. An Account or Receivable is transferred when it is delivered to Company.

EXHIBIT A

PRODUCEPAY

555 West 5th Street, 35th Floor
Los Angeles, CA 90013
(888) 886 9457

U.S. ACCOUNT DEBTOR POINT OF CONTACT NAME
U.S. ACCOUNT DEBTOR NAME
U.S. ACCOUNT DEBTOR ADDRESS
U.S. CITY, STATE, ZIP

Re: Notice of Assignment and Payment Instructions

Dear U.S. ACCOUNT DEBTOR:

Please be advised that, via written contract dated [INSERT CONTRACT DATE], [INSERT CUSTOMER NAME HERE] (the "*Seller*") has sold, conveyed, voluntarily transferred, and otherwise assigned all or the entirety of its right, title, and interests in and to the amounts receivable under that certain at certain invoice dated ________ (the "Invoice") to Produce Pay Inc. ("*Produce Pay*").

This being the case, [U.S. ACCOUNT DEBTOR] is hereby put on notice[1] that Produce Pay is the only lawful and proper payee, beneficiary, and recipient of all sums owing in connection with the Invoice. Any failure or refusal to cooperate in the payment or remittance of the Invoice to Produce Pay is unlawful and constitutes a breach of contract.

Considering the foregoing, ***Produce Pay*** hereby directs you to pay the Invoice to Produce Pay at the address set forth below. Only full and prompt payment to Produce Pay of the Invoiced amounts will satisfy the contractual obligations associated with the Invoice. Payment to the Seller or any other party will **NOT** relieve you of the obligation to pay Produce Pay.

To protect against the risk of double liability, please make sure that all checks are payable to Produce Pay and remitted only to:

Produce Pay Inc.
PO Box 22735
PASADENA CA 91185-2735

For FedEx, UPS, and other methods, please send to 505 S. Flower St. #711208, Los Angeles, CA 90071.
Note: Please specify Seller's invoice number in the notes section/memo line on the check made payable to: "Produce Pay Inc."

Please notify your accounting department of the foregoing. If you make payment to the Seller or anyone other than Produce Pay, such payment will not constitute settlement of the account and may subject you to double liability. These instructions may not be modified or supplemented without written notice from Produce Pay.

[1] *See* 6 Del. C. § 9-406(a) (after receipt of notice, the account debtor may discharge its obligation by paying the assignee and may not discharge the obligation by paying the assignor).

Should you have any questions regarding these instructions, please call or e-mail Produce Pay at the phone number or e-mail address listed below:

Finance Department
Phone: (888) 886 9457
Email: finance@producepay.com

Thank you for your immediate attention to this notice and your cooperation with its payment directions. To ensure all our trading and supply chain partners are fully informed, we ask that you confirm your receipt and understanding of this notice by signing below and returning an executed copy to us via email to: finance@producepay.com with a copy to Seller.

Yours very truly:

/s/ Ben Kahrl
Produce Pay Inc.
Senior Vice President

ACKNOWLEDGED AND AGREED TO THIS____ DAY OF _________ 2023

SELLER NAME

By: ____________________________ (sign)

Name: __________________________ (print)

Title: _______________________________ (print)

U.S. ACCOUNT DEBTOR NAME

By:_____________________________ (sign)

Name: __________________________ (print)

Title: _______________________________ (print)

EXHIBIT B

PRODUCEPAY

555 W. 5th Street, 35th Floor
Los Angeles, CA, 90013
(888) 886-9457

Program Information Summary:

Payment Terms:	Net 30
Accounting Methodology:	Running Account
Rebate Basis:	AR Performance
Eligibility:	Factoring Clients

Rebate Program Terms

The parties acknowledge and agree that the instant rebate program agreement ("Rebate Agreement") was disclosed to Seller and incorporated by reference in that certain Factoring Agreement by and between Seller and Produce Pay "Factoring Agreement"). As such, the availability or non-availability of a rebate or incentive payment to Seller, pursuant to the terms of this rebate program, is a material part of the parties' Factoring Agreement.

The terms of this program may be reviewed by Produce Pay annually or from time-to-time and are subject to change; however, the program terms set forth herein shall be effective as of the Effective Date in the parties' Factoring Agreement and shall remain in effect until the parties agree to any modifications in writing. Further, the rebate program shall start and end or renew or terminate pursuant to the terms of the parties' Factoring Agreement; however, Seller shall not be entitled or otherwise eligible to receive any rebate from Produce Pay if the Factoring Agreement is terminated due to a breach or default by Seller. Furthermore, nothing in this Rebate Agreement shall prohibit or otherwise limit Produce Pay's right to either collect upon or enforce any right related to any purchased receivable.

Rebate Formulas

For the purposes of calculating any volume commitment rebate or accounts receivable performance incentive Seller may be eligible to receive under this program, the following formulas shall be used with respect to each receivable Produce Pay purchases from Seller:

Purchase/Sale Amount Paid to Seller	Receivable Performance	Rebate Amount Due
80% of Verified Invoice Amount	Account Debtor Pays Produce Pay **30 days or less**	18.4% of Verified Invoice Amount
80% of Verified Invoice Amount	Account Debtor Pays Produce Pay **31 to 35 days**	Max of 18.13% of Verified Invoice Amount
80% of Verified Invoice Amount	Account Debtor Pays Produce Pay **36 to 40 days**	Max of 17.86% of Verified Invoice Amount
80% of Verified Invoice Amount	Account Debtor Pays Produce Pay **41 to 60 days**	Max of 16.8% of Verified Invoice Amount
80% of Verified Invoice Amount	Account Debtor Pays Produce Pay **61 to 90 Days**	Max of 10% of Verified Invoice Amount
80% of Verified Invoice Amount	Account Debtor Pays Produce Pay **91 to 120 Days**	5% of Verified Invoice Amount
80% of Verified Invoice Amount	Account Pays Produce Pay **121 Days or Longer**	0% of Verified Invoice Amount

The parties acknowledge and agree that Account Debtor will be deemed to have paid Produce Pay on the date the Account Debtor's check or other payment method clears and posts to Produce Pay's account as available funds and is otherwise honored by the Account Debtor's financial institution. The Parties' also agree that Produce Pay shall reduce the amount due to Seller by the Cost of Funds Adjustment set forth in the Factoring Agreement.

Payment Terms

At the end of each calendar month until all rebates and incentives have been paid, and provided the Factoring Agreement has not been terminated due to Seller's default, Produce Pay will calculate the volume commitment rebate or accounts receivable performance incentive amount due, if any. Once calculated, Produce Pay shall pay Seller on or about the 15th of each month for any and all eligible rebates or incentives that may have accrued during the previous month.

Additional Terms

The parties acknowledge and agree that the Notice and Miscellaneous provisions contained in the parties' Factoring Agreement shall be incorporated herein by this reference as though fully set forth herein.

The parties further acknowledge and agree that, should a party so elect, the electronic signature of a party (whether digital or encrypted) to this Agreement shall be as valid as an original wet ink or manual signature of such party and shall be effective to both authenticate and legally bind such party to this Agreement. The parties further agree that any electronically signed document (including this Agreement) shall be deemed (i) to be "written" or "in writing," (ii) to have been actually signed by the party or parties electing to utilize electronic signatures, and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

By executing this Rebate Program Agreement, each party expressly represents: (a) it has carefully read the program terms and all documents to which it makes reference; (b) it understands all of its terms of this rebate program (e.g., Seller may or may not be eligible or entitled to receive a rebate or incentive payment) and had the opportunity to consult with counsel of its own choosing, and; (c) it has executed this program, with fully authority and the intent to be bound hereto, as an act of its own free will.

PRODUCE PAY INC.

By: Roberto Albanes (sign)

Name: Roberto Albanes

Title: Chief Risk Officer

Executed this 4th day of May, 2023

SUNWORKS UNITED, INC.

By: Jason Bonfigt (sign)

Name: Jason Bonfigt

Title: Chief Financial Officer

COMMERCIAL SOLAR ENERGY, INC.

By: Jason Bonfigt (sign)

Name: Jason Bonfigt

Title: Officer

Executed this 4th day of May, 2023

____